Exhibit 1

Annual General Meeting

Auckland, New Zealand

16 December 2004

The Westpac Annual General Meeting (“AGM”) will be held at the Carlton Hotel

Auckland on Thursday 16 December 2004, commencing at 2.30pm (New Zealand

Daylight Saving Time), with registration from 1.30pm. See inside back cover for directions on how to get to the Carlton Hotel.

In this mailing you will find:

•                  Notice of Meeting for the AGM, including explanatory notes;

•                  Proxy Form and, if you reside in Australia or New Zealand, a reply paid envelope; and

•                  if you have elected to receive it, a copy of either the Concise Annual Report or the full Annual Report.

If you are attending the AGM in Auckland and have not lodged a proxy, please bring the Proxy Form with you. The bar code on it will assist with registration. It is not necessary to pre-register to attend the AGM.

If you are not attending the AGM in Auckland, you can lodge a completed Proxy Form by returning it in the enclosed Reply Paid envelope. Please be aware that the Proxy Form must be received at the share registry of Westpac no later than 12.30pm (Australian Eastern Daylight Saving Time) on Tuesday 14 December 2004.

The AGM will be transmitted live to an information meeting to be held at the Sofitel Wentworth Sydney on Thursday 16 December 2004, commencing at 12.30pm (Australian Eastern Daylight Saving Time). See next page for details.

Shareholders please note:

•                  you can only vote by attending the AGM in Auckland, or by lodging a valid Proxy Form before the AGM.

•                  if you are attending the information meeting in Sydney you will be able to ask questions but you will NOT be able to vote at that meeting.

To assist those who are unable to attend the AGM in Auckland, Westpac has made the following arrangements:

Information meeting in Sydney

The AGM in Auckland will be transmitted live to an information meeting that will be held for shareholders in the Wentworth Ballroom at the Sofitel Wentworth Sydney, commencing at 12.30pm (Australian Eastern Daylight Saving Time), with registration from 11.30am, on Thursday 16 December 2004. See inside back cover for directions on how to get to the Sofitel Wentworth Sydney.

At the information meeting you will be able to observe the AGM proceedings and ask questions but you will not be able to vote at the AGM. If you wish to vote on any of the resolutions you must either attend the AGM in Auckland, or lodge a valid Proxy Form.

Webcast

The AGM will also be webcast live on the internet, accessible at www.westpac.com. au/investorcentre. An archived version will be placed on the website to enable the AGM proceedings to be viewed at a later time.

Questions from shareholders

To provide the opportunity to ask questions of the Board, Westpac is offering the facility for shareholders to submit questions in advance of the AGM. Questions should relate to matters that are relevant to the AGM, including matters arising from the financial reports, general questions regarding the performance of Westpac, and questions of the auditor. Questions received will be collated and the Chairman will seek to answer as many of the most frequently asked questions as possible during the AGM. To assist in processing, questions can only be submitted by telephone or via our share registry’s website. See back cover for details of how to submit your questions.

NZ Class Shareholders

Westpac is also inviting investors in Westpac (NZ) Investments Limited (NZ Class Shareholders) to attend the AGM in Auckland. NZ Class Shareholders will be able to ask questions at the AGM. The NZ Class Shareholders indicate their views separately and will not be entitled to vote in person at the AGM.

Notice of meeting

The Annual General Meeting of Westpac Banking Corporation (‘Westpac’) will be held in the Grand Ballroom at the Carlton Hotel Auckland, Mayoral Drive and Vincent Street, Auckland, New Zealand on Thursday 16 December 2004 at 2.30pm (New Zealand

Daylight Saving Time).

Business

1. Financial Reports

To lay before the Annual General Meeting the Annual Financial Report, Directors’ Report and Audit Report of Westpac for the year ended 30 September 2004, for shareholders to consider.

2. Election of Directors

To consider, and if thought fit, pass the following resolutions as ordinary resolutions:

(a)          “That Edward Alfred Evans, who retires in accordance with Articles 9.2 and 9.3 of the Constitution, be re-elected as a Director of Westpac Banking Corporation.”

(b)         “That Gordon McKellar Cairns, being a Director appointed since the last Annual General Meeting and who offers himself for election pursuant to Article 9.7 of the Constitution, be elected as a Director of Westpac Banking Corporation.”

By order of the Board of Directors.

/s/ Richard Willcock
Richard Willcock
Secretary
Sydney, 8 November 2004

Notes:

(1)          Under regulation 7.11.37 of the Corporations Regulations 2001, the Board of Directors of Westpac, as convenor of this meeting, has determined that all persons holding shares at 7.00pm (Australian Eastern Daylight Saving Time) on Tuesday, 14 December 2004 will be taken to be shareholders for the purposes of this meeting.

(2)          A shareholder entitled to attend and vote is entitled to appoint a proxy or, where that shareholder is entitled to two or more votes, two proxies. Where two proxies are appointed, the appointments may specify the number or proportion of votes to be exercised by each proxy. If no number or proportion of votes is specified in the appointments, each proxy may (disregarding fractions) exercise one half of that shareholder’s votes.

(3)          A proxy need not be a shareholder.

(4)          The accompanying explanatory notes form part of the notice of meeting.

(5)          To be effective, the Proxy Form (together with the original of the power of attorney or other authority, if any, or a certified copy of that power or authority under which the proxy is signed) must be received no later than 12.30pm (Australian Eastern Daylight Saving Time) on 14 December 2004. Proxies must be received at the share registry of Westpac at the following address or facsimile number before that time:

By post:	ASX Perpetual Registrars Limited
Locked Bag A6015
Sydney South NSW 1235
Australia

By delivery:	ASX Perpetual Registrars Limited
Level 8, 580 George Street
Sydney NSW 2000

By facsimile:	In Australia:	02 9287 0309
From outside
	Australia:	61 2 9287 0309

Explanatory notes

(in relation to items of business in the notice of meeting)

Item 1: Financial Reports

Section 317 of the Australian Corporations Act 2001 (“Corporations Act”) requires the Directors’ Report, the Audit Report and the Financial Reports of Westpac for the year ended 30 September 2004 to be laid before the Annual General Meeting. Neither the Corporations Act nor Westpac’s Constitution requires shareholders to vote on, approve or adopt those reports.

Shareholders will, however, have the opportunity at the meeting to raise questions on those reports.

Item 2: Election of Directors

The offices that may be filled by election at the AGM are:

•                  the office of any Non-executive Director who, pursuant to Articles 9.2 and 9.3 of the Constitution, retires by rotation at this meeting. There are two Directors who are retiring by rotation at this meeting, Sir Llewellyn Edwards and Edward Alfred (Ted) Evans.

Sir Llewellyn Edwards will retire at the conclusion of the meeting and is not offering himself for re-election, having been a Director of Westpac for 16 years.

Ted Evans offers himself for re-election;

and

•                  the office of any Director appointed after the last AGM and before this meeting pursuant to Article 9.7 of the Constitution.

Gordon McKellar Cairns, who was appointed on 8 July 2004, offers himself for election.

There are no other candidates.

2(a) Re-election of Edward Alfred (Ted) Evans, AC

Ted Evans has been a Director of Westpac since November 2001. Mr Evans has extensive experience in the financial sector, having joined the Australian Treasury in 1969, heading the Fiscal and Monetary Branch in 1980 and the General Financial and Economic Policy Division in 1982. From 1984 to 1989 he held the position of Deputy Secretary and was Secretary to the Treasury from 1993 to 2001. From 1976 to 1979 he was a member of the Australian Permanent Delegation to the OECD in Paris and, from 1989 to 1993, executive director on the Board of the International Monetary Fund, representing Australia and a number of other countries, mainly in the Asia Pacific region. He was a Director of the Reserve Bank of Australia from 1993 to 2001 and the Commonwealth Bank of Australia from 1993 to 1996. Mr Evans is 63 years of age.

Mr Evans is an independent Non-executive Director. He is Chairman of the Risk Management Committee and a Member of each of the Audit Committee and Nominations Committee.

Following a peer review, the Board recommends that shareholders vote in favour of Mr Evans’ re-election to the Board.

2(b) Election of Gordon McKellar Cairns

Gordon Cairns was appointed as a Director on 8 July 2004. Mr Cairns has extensive Australian and international experience as a senior executive, most recently as Chief Executive Officer of Lion Nathan Limited, a position he held from 1997 to September 2004. Mr Cairns has also held a wide range of senior management positions in marketing and finance with Pepsico, Cadbury Schweppes and Nestlé (Spillers). Mr Cairns is also a Director of Opera Australia. Mr Cairns is 54 years of age.

Mr Cairns is an independent Non-executive Director. Since joining the Board, Mr Cairns has been appointed as a Member of each of the Audit Committee and the Remuneration Committee.

The Board recommends that shareholders vote in favour of Mr Cairns’ election to the Board.

How to get to the AGM in Auckland

Location	The Grand Ballroom, Level 1, the Carlton Hotel Corner of Mayoral Drive and Vincent Street Auckland, New Zealand

Where it is	The Carlton Hotel is situated opposite the Aotea Centre and the Auckland Town Hall. Access to the Grand Ballroom on Level 1 is via the lifts in the lobby.

Mobility impaired access	Enter via the main front door and then via the lifts to Level 1.

By public transport	The Link bus runs in a loop around the CBD and inner city suburbs. See www.rideline.co.nz for further Auckland transport information.

By car	Car parking for a fee is available at public car parks in and around the CBD area, subject to availability.

How to get to the information meeting in Sydney

Location	The Wentworth Ballroom, Level 3
Sofitel Wentworth Sydney
61-101 Phillip Street, Sydney

Where it is

61-101 Phillip Street is situated between Hunter and Bent Streets, opposite Chifley Square. Access to the Wentworth Ballroom on Level 3 is via the escalator to the right of the reception desk or via the lifts located to the left of reception.

The Sofitel Wentworth Sydney can also be accessed from Bligh Street, between Hunter and Bent Streets. This would be the shortest route if coming from the George Street/ Wynyard direction. Take the lift, on the left of the entrance, to Level 3.

Mobility impaired access	There is level access off both Phillip Street and Bligh Streets then via the lifts to Level 3.

By public transport

By train – The nearest train station is Martin Place station. It is about five minutes walk to the Phillip Street entrance of the hotel. Wynyard Station is about ten minutes walk away from the Bligh Street entrance.

By bus – For bus services in the CBD area, eg. along Elizabeth, George or York Streets, alight at the stop nearest Hunter Street and then proceed to 61-101 Phillip Street.

By car	Car parking for a fee is available at public car parks in and around the CBD area, subject to availability.

If you need any further information regarding the AGM, please contact ASX Perpetual Registrars Limited on 1800 804 255, or from outside Australia 61 2 8280 7070.

Westpac 2004 Annual General Meeting –

Questions from Shareholders

Westpac is pleased to provide its shareholders with the opportunity to submit questions to the Board regarding any matter relevant to the AGM.

For your convenience, you can submit questions electronically via our share registrar’s website or by telephone on the numbers below. To submit your questions, follow the relevant step-by-step instructions as follows:

via the Internet	via Telephone

1.               Visit www.asxperpetual.com.au

2.               Select “Westpac Banking Corporation” from the Dear Chairman section on the Home Page.

3.               Enter your SRN/HIN and/or your full name in the fields as indicated (this information is optional).

4.               Type in your question. Please note that you may ask more than one question.

5.               Scroll to the bottom of the screen and click on “Ask Questions”.

1.               Write your questions down and have them at hand before you call ASX Perpetual Registrars Limited.

2.               In Australia, dial 1800 804 255. From outside Australia, dial 61 2 8280 7070.

3.               Tell the operator that you are calling to submit questions for the Chairman of Westpac.

4.               The operator will ask you for your SRN/HIN and/or your full name. Your response is optional; you can remain anonymous if you prefer. If you ask questions specific to your Westpac holding, ASX Perpetual will need to verify your identity by way of your SRN/HIN.

5.               Dictate your questions clearly for the operator.

Please note: The Chairman of the meeting will seek to answer as many of the frequently asked questions at the AGM. Answers will not be sent to enquirers on an individual basis.

Westpac Banking Corporation

ABN 33 007 457 141

Level 25, 60 Martin Place

GPO Box 1 Sydney NSW 2001

Australia

Telephone: (02) 9226 3311

www.westpac.com.au	WAR 127